                                                                    Exhibit 2.10

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                                      among

                           THE INTERCEPT GROUP, INC.,
           a corporation formed under the laws of the State of Georgia

                                       and

                         INTERCEPT OUTPUT SOLUTIONS, LP,
        a limited partnership formed under the laws of the State of Texas

                                       and

                               HSI HOLDINGS, INC.
           a corporation formed under the laws of the State of Nevada

                                       and

                              SUPERIOR FORMS, LTD.
        a limited partnership formed under the laws of the State of Texas

                                       and

                              HSI PROPERTIES, LTD.
        a limited partnership formed under the laws of the State of Texas

                                       and

                           HOLMES & SHAW LIMITED, INC.
           a corporation formed under the laws of the State of Nevada

                                       and

                           HOLMES & SHAW GENERAL, INC.
           a corporation formed under the laws of the State of Nevada

                                       and

                               GEORGE V. SHAW, III
                   a individual residing in the State of Texas

                                       and

                        VINCENT INVESTMENT COMPANY, INC.
            a corporation formed under the laws of the State of Texas



                                 October 1, 2001

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1 - SALE AND PURCHASE .............................................    1
     1.1   Included Assets ................................................    1
     1.2   Intent of the Parties ..........................................    4
     1.3   Title to and Transfer of Assets ................................    4
     1.4   Excluded Assets ................................................    4

ARTICLE 2 - ASSUMPTION OF LIABILITIES BY THE PURCHASER ....................    5
     2.1   Assumed Liabilities ............................................    5
     2.2   Liabilities Not Assumed ........................................    5

ARTICLE 3 - CLOSING AND PURCHASE PRICE ....................................    8
     3.1   Closing ........................................................    8
     3.2   Purchase Price .................................................    8
     3.3   Fair Market Value of Assets ....................................    8
     3.4   Establishment of Escrow ........................................    8

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF  THE SELLER PARTIES .........    8
     4.1   Entity Existence ...............................................    8
     4.2   Partnership Power; Authorization; Enforceable Obligations ......    9
     4.3   No Conflict ....................................................    9
     4.4   Required Government Consents ...................................    9
     4.5   Five Largest Customers .........................................   10
     4.6   Financial Matters ..............................................   10
     4.7   Absence of Changes .............................................   10
     4.8   No Undisclosed Liabilities .....................................   12
     4.9   Title to Property ..............................................   12
     4.10  Condition of Property ..........................................   12
     4.11  Inventory ......................................................   12
     4.12  Contracts - General ............................................   12
     4.13  Intellectual Property ..........................................   13
     4.14  Leases .........................................................   13
     4.15  Litigation .....................................................   13
     4.16  Court Orders, Decrees, and Laws ................................   14
           4.16.1 Compliance with Laws ....................................   14
           4.16.2 Adequacy of Authorizations ..............................   14
           4.16.3 Environmental Matters ...................................   14
     4.17  Personnel and Compensation .....................................   14
           4.17.1 List of Personnel .......................................   14
           4.17.2 Employee Relations ......................................   14
           4.17.3 Compliance with Immigration and Labor and Employment

                  Laws ....................................................   15
     4.19  Employee Benefit Plans and Arrangements ........................   15
           4.18.1 List of Plans and Obligations ...........................   15
           4.18.2 Compliance ..............................................   15
           4.18.3 No Liabilities or Obligations ...........................   15
           4.18.4 No Payments .............................................   15
           4.18.5 No Multi-Employer Plans .................................   16
     4.19  Insurance Policies .............................................   16
     4.20  Broker's or Finder's Fees ......................................   16
     4.21  Accounts Receivable ............................................   16
     4.22  Vehicles .......................................................   16
     4.23  No Guarantees ..................................................   16
     4.24  Tax Matters ....................................................   17
           4.24.1 Tax and Social Returns ..................................   17
           4.24.2 Inquiries, Investigations, and Audits ...................   17
           4.24.3 Returns Furnished .......................................   17
     4.25  Disclosure .....................................................   17

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT ........   18
     5.1   Corporate Existence ............................................   18
     5.2   Corporate and Partnership Power and Authorization ..............   18
     5.3   No Conflict. ...................................................   18
     5.4   Broker's or Finder's Fees ......................................   19
     5.5   Outstanding Stock ..............................................   19
     5.6   Financing ......................................................   19

ARTICLE 6 - CONDITIONS TO CLOSING .........................................   19
     6.1   Conditions to the Sellers' Obligations .........................   19
     6.2   Conditions to the Obligations of the Purchaser and the Parent ..   20

ARTICLE 7 - CLOSING .......................................................   22
     7.1   Actions at Closing .............................................   22
           7.1.1  Copies of Consents ......................................   22
           7.1.2  Deliveries of Documents .................................   22
     7.2   Delivery of Purchase Price .....................................   22

ARTICLE 8 - COVENANTS OF THE PURCHASER, THE PARENT, AND THE SELLERS .......   22
     8.1   Mutual Cooperation .............................................   22
     8.2   Covenants of the Sellers Regarding the Operation of the
             Business from the Signing Date to the Closing Date ...........   23
     8.3   Post-Closing Settlement ........................................   24
     8.4   Allocation of Purchase Price ...................................   25
     8.5   Maintenance of Books and Records ...............................   25

     8.6   UCC Matters ....................................................   25
     8.7   Offers of Employment by the Parent to the Sellers' Employees ...   25
     8.8   Enrollment in Parent's Health Plan .............................   26
     8.9   Assumption by Parent of Sellers' Health Plan ...................   26
     8.10  Termination of Holmes & Shaw, Inc. 401(k) Plan .................   26
     8.12  Consents........................................................   26

ARTICLE 9 - INDEMNIFICATION ...............................................   27
     9.1   Indemnification by the Seller Parties ..........................   27
           9.1.1  Breach of Obligation ....................................   27
           9.1.2  Excluded Liabilities ....................................   27
           9.1.3  Violations of Fraudulent Conveyance or Bulk Sales Laws ..   27
     9.2   Indemnification by the Purchaser and the Parent ................   28
           9.2.1  Breach of Obligation ....................................   28
           9.2.2  Assumed Liabilities .....................................   28
           9.2.3  Post-Closing Operations .................................   28
     9.3   Notice of Claim ................................................   28
     9.4   Defense ........................................................   28
     9.5   Limitations ....................................................   29
           9.5.1  Threshold; Maximum ......................................   29
           9.5.2  Time of Assertion .......................................   29
     9.6   Indemnification Exclusive Remedy ...............................   29
     9.7   Investigation; Survival of Representations, Warranties,
             Covenants and Agreements .....................................   30

ARTICLE 10 - MISCELLANEOUS ................................................   30
    10.1   Sales, Transfer, and Documentary Taxes, etc. ...................   30
    10.2   Expenses .......................................................   30
    10.3   Contents of Agreement; Parties in Interest; etc. ...............   30
    10.4   Waiver .........................................................   31
    10.5   Notices ........................................................   31
    10.6   Georgia Law to Govern ..........................................   32
    10.7   No Benefit to Others ...........................................   32
    10.8   Headings, Gender and Certain Terms .............................   32
    10.9   Schedules and Exhibits .........................................   32
    10.10  Severability ...................................................   33
    10.11  Counterparts ...................................................   33
    10.12  Assistance of Counsel ..........................................   33
    10.13  Time of the Essence ............................................   33
    10.14  Actions and Proceedings ........................................   33
    10.15  Execution by Facsimile .........................................   33
    10.16  Confidentiality ................................................   33
    10.17  No Public Announcements ........................................   34
    10.18  Termination ....................................................   34
    10.19  Resolution of Certain Disputes .................................   35

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement"), dated and effective as of October 1, 2001, is made and entered into by and among The InterCept Group, Inc., a Georgia corporation (the "Parent"); InterCept Output Solutions, LP, a Texas limited partnership (the "Purchaser"); HSI Holdings, Inc., a Nevada corporation ("HSI"); Superior Forms, Ltd., a Texas limited partnership ("SFL"); HSI Properties, Ltd., a Texas limited partnership ("HSI Properties"; HSI Properties and SFL are together referred to as the "Sellers"); Holmes & Shaw Limited, Inc., a Nevada corporation ("HSI Limited") and the limited partner of HSI Properties; Holmes & Shaw General, Inc., a Nevada corporation ("HSI General") and the general partner of HSI Properties; George V. Shaw, III ("Shaw"), an individual resident of Texas; and Vincent Investment Company, Inc., a Texas corporation ("Vincent") and the general partner of SFL (HSI, the Sellers, HSI Limited, HSI General, Shaw, and Vincent are collectively referred to as the "Seller Parties").

                                    Recitals:

         The Sellers are engaged in the business of providing data processing, laser document printing, automated mailing services including postal discounting, record archiving and retrieval, and electronic bill presentment and payment (collectively, the "Business").

         The Purchaser desires to purchase, and the Sellers desire to sell, substantially all of the assets of the Sellers associated with the Business, and the Sellers desire to transfer, and the Purchaser desires to assume, certain liabilities of the Sellers arising in connection with the Business, all upon the terms and conditions and subject to the limited exceptions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth, the parties to this Agreement, intending to be legally bound, do agree as follows:

                                    ARTICLE 1
                                SALE AND PURCHASE

         1.1 Included Assets. Upon the terms and subject to the conditions of
             ---------------
this Agreement, the Purchaser agrees to purchase, accept, and acquire from the Sellers, and the Sellers agree to sell, transfer, assign, convey, and deliver to the Purchaser, at the Closing (as defined in Section 3.1), all of the Sellers' right, title, and interest in and to all of the assets, real, personal, and mixed, tangible or intangible, used directly or indirectly in or otherwise relating primarily to the Business as owned or held by the Sellers, except as expressly noted in Schedule 1.4 and excluded by Section 1.4 below. Subject to such express exclusion and qualification, the foregoing rights and assets shall hereinafter collectively be referred to as the "Assets." Without in any way limiting the generality of the foregoing, the Assets shall include all of the Sellers' right, title, and interest in and to the following, wherever located:

                  1.1.1 All of the Sellers' service, license, marketing and other similar agreements and sales contracts used directly or indirectly in or otherwise relating primarily to the Business (the "License Agreements"), including the License Agreements disclosed in Schedule 1.1.1;
                                              --------------

                  1.1.2 All of the Sellers' fixed assets, goods, equipment and other property used directly or indirectly in or otherwise relating primarily to the Business, including the property disclosed in Schedule 1.1.2 (but excluding
                                                  --------------
the Vehicles as defined in Section 1.1.14);

                  1.1.3 All inventories of the Sellers and all unused or reusable materials, work in process, damaged or unfinished goods and supplies, in each case to the extent used directly or indirectly in or otherwise relating primarily to the Business (the "Inventory"), including the Inventory disclosed in Schedule 1.1.3;
   --------------

                  1.1.4 All computer software, databases, and all other intellectual property, whether owned or licensed, used directly or indirectly in or otherwise relating primarily to the Business (the "Intellectual Property"), including the software disclosed in Schedule 1.1.4;
                                    --------------

                  1.1.5 All office furniture and fixtures used directly or indirectly in or otherwise relating primarily to the Business, including all items disclosed in Schedule 1.1.5;
                   --------------

                  1.1.6 Sellers' entire leasehold, rental, or other interest arising under or pursuant to leases of:

                           (A) real property, including buildings, structures, and other improvements located thereon, fixtures contained therein, and appurtenances to them, and easements and other rights relative to them;

                           (B) equipment, including computer hardware and associated telecommunications equipment, media, and tools;

                           (C) office furniture; and

                           (D) other personalty,

         in each case as used directly or indirectly in or otherwise relating primarily to the Business (the "Leases"), including the Leases disclosed in Schedule 1.1.6;
                      --------------

                  1.1.7 All contracts, agreements, licenses, commitments, arrangements, and permissions entered into in connection with or otherwise relating primarily to the Business (the

"General Contracts"), which items are disclosed in Schedule 1.1.7, to the extent
                                                   --------------
not otherwise classified as License Agreements, Leases or Insurance Policies (as defined in this Agreement);

                  1.1.8 All business and marketing records, including accounting and operating records, asset ledgers, inventory records, reports, budgets, personnel and payroll records of employees of the Sellers to be employed by the Purchaser, customer lists, supplier lists, information and data respecting leased or owned equipment, correspondence and mailing lists, advertising materials and brochures, and other business records used directly or indirectly in or otherwise relating primarily to the Business or the Assets, in whatever form they exist;

                  1.1.9 All governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, federal, state, and/or local governmental authorities as well as states and jurisdictions outside of the U.S. (the "Authorizations"), directly or indirectly relating primarily to the Business, but subject, as to the reassignability to the Purchaser, to the procurement of the Required Government Consents (as defined in Section 4.4), if any; the Authorizations consist of the items disclosed in Schedule 1.1.9;
                                                          --------------

                  1.1.10 All claims the Sellers may have against any person relating to or arising from the Assets or the Business as of the Closing Date, including rights to recoveries for damages or defective goods, to refunds, insurance claims, and choses in action ("Seller Claims"), but not including any such claims under or in connection with the Excluded Assets or the Excluded Liabilities (as defined in Section 1.4);

                  1.1.11 Cash in the sum of (a) the amount designated on
Schedule 1.1.11, which equals the amount of the Sellers' prepaid expenses
---------------
received by the Sellers from their customers for subsequent expenditure by the Sellers for postage in connection with work to be performed by the Sellers, and thus the Purchaser after the Closing (the "Prepaid Postage"); plus (b) $500,000;

                  1.1.12 All accounts, trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business, including any rights of the Sellers with respect to any third party collection procedures or any other actions or proceedings that have been commenced in connection therewith (the "Accounts Receivable"), including, to the extent not collected prior to Closing, the Accounts Receivable disclosed in Schedule 1.1.12;
                                                       ---------------

                  1.1.13 All prepaid expenses relating to the Business, including, to the extent not used or applied prior to Closing, the items listed in Schedule 1.1.13;
   ---------------

                  1.1.14 All motor vehicles owned or leased by the Sellers and used or held for use in the conduct of the Business (the "Vehicles"), including the Vehicles listed in Schedule 1.1.14; and
                       ---------------

                  1.1.15 All security deposits deposited by or on behalf of the Sellers or either of them as lessee or sublessee under any Leases.

         1.2 Intent of the Parties. Although the Schedules to this Agreement are
             ---------------------
intended to be complete, to the extent any rights or assets of the Sellers relate exclusively to the Business or are otherwise necessary for the ownership and use of the Assets and the conduct of the Business, but are not properly itemized or do not appear in the applicable Schedules where required, then, unless this Agreement otherwise provides directly for the Purchaser to provide for or obtain such rights or assets in a different way or unless such rights or assets are specifically included in Excluded Assets, the general language of
Section 1.1 shall govern, and such rights and assets shall nonetheless be deemed transferred to the Purchaser at Closing. The parties to this Agreement contemplate that it will be executed on the date specified on the first page of this Agreement (the "Signing Date") and closed on a later Closing Date as described and defined in Section 3.1. The representations and warranties in this Agreement are made first on the Signing Date and then again on the Closing Date, and the various schedules required under this Article 1, as well as schedules required under other Articles of this Agreement, are being delivered on the Signing Date and will be supplemented, amended, or replaced as and if necessary on the Closing Date so that they are accurate on each such date. The parties to this Agreement acknowledge, however, that the final amounts of certain assets and liabilities provided on certain schedules to this Agreement as of the Closing Date may not be determined with certainty until after the Closing Date. Accordingly, the parties are providing for the Post-Closing Settlement described in Section 8.3 and the Holdback as described in Section 3.2.

         1.3 Title to and Transfer of Assets. The Sellers agree to convey to the
             -------------------------------
Purchaser title to all of the Assets by appropriate documents of transfer and sale, including such bills of sale, endorsements and assignments, and other good and sufficient instruments of bargain and sale, in such form as shall be approved and deemed appropriate by legal counsel for the Purchaser and the Sellers.

         1.4 Excluded Assets. Notwithstanding the foregoing, the Assets shall
             ---------------
not include any of the following:

                  1.4.1 certificates of incorporation and of limited partnership, minute books, stock books, tax returns, books of account or other records having to do with the corporate or limited partnership organization, qualifications to conduct business as a foreign corporation or limited partnership, agreements with registered agents relating to foreign qualifications, and taxpayer and similar identification numbers, as applicable, of the Sellers, Vincent, HSI General, HSI, and HSI Limited;

                  1.4.2 the rights that accrue or will accrue to the Sellers under this Agreement or any other agreement between a Seller Party and the Purchaser entered into on or after the date hereof;

                  1.4.3 the rights to any of the Sellers' claims for any federal, state, local, or foreign tax refunds;

                  1.4.4 except as provided in Section 1.1, the deposits, deposit accounts, and investments plus all other cash, cash equivalents, deposits, deposit accounts, and investments arising from the Business on or before the Closing Date;

                  1.4.5 all insurance and reinsurance, surety, bonding, or indemnity policies, binders, or contracts, and the benefits of any prior insurance coverage to the extent still available, as established or obtained with respect to the Business or the Assets on or before the Closing Date ("Insurance Policies");

                  1.4.6 all obligations owed to the Sellers from any of the Seller Parties or any Affiliate of any Seller Party, or any spouse, child or other relative of any such Affiliate ("Affiliate" when used with reference to the Sellers means any officer, director or owner of 5% or more, directly or indirectly, of the outstanding limited partner interests of HSI Properties or limited partner interests in SFL; "Affiliate" when used with reference to the Purchaser or the Parent means any officer, director or owner of 5% or more of the outstanding shares of the Parent); and

                  1.4.7 the other assets, properties or rights disclosed in
Schedule 1.4 (collectively with the other Assets listed in or pursuant to this Section 1.4, the "Excluded Assets").

                                    ARTICLE 2
                   ASSUMPTION OF LIABILITIES BY THE PURCHASER

         2.1 Assumed Liabilities. At and after the Closing, the Purchaser shall
             -------------------
assume and pay in a timely fashion and be responsible for (a) each liability and obligation of HSI, the Sellers or any of them set forth on the balance sheet that is part of the Financial Statements (as defined in Section 4.6) and each liability and obligation incurred by HSI, the Sellers or any of them in the ordinary course of business thereafter (but in each case the Purchaser shall assume, with respect to liabilities and obligations of HSI, only those liabilities and obligations that HSI has assigned or transferred to HSI Properties through HSI Limited and HSI General); (b) all liabilities and obligations under the General Contracts, Licenses, Leases and Authorizations; and (c) that certain note (the "NBC Note") payable by HSI to NBC Bank in connection with the financing of certain Xerox equipment and having an outstanding principal balance of approximately $260,000 (collectively, and subject to the express exclusions listed in Section 2.2 below, the "Assumed Liabilities").

         2.2 Liabilities Not Assumed.  Notwithstanding the provisions of Section
             -----------------------
2.1, the Purchaser shall not assume or be responsible for any of the following liabilities or obligations (the "Excluded Liabilities"):

                  2.2.1 any product liability or similar claim for injury to person, business or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement, or guarantee made by the Seller Parties, or alleged to have been made by the Seller Parties, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of the Seller Parties on or before the Closing, including any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or income;

                  2.2.2 any governmental fees, costs, levies, assessments, fines, penalties or interest thereon, including but not limited to sales or use taxes or other taxes, assessments and penalties (A) payable with respect to the operation of the Business or ownership of the Assets by the Seller Parties on or before the Closing, or from other properties or operations of the Seller Parties unrelated to the Business or the Assets, or (B) incident to or arising as a consequence of the negotiation or consummation by the Seller Parties of this Agreement and the transactions contemplated by this Agreement;

                  2.2.3 any liability or obligation attributable to the Excluded Assets;

                  2.2.4 any liability or obligation of the Seller Parties of any kind, known or unknown, contingent or otherwise, resulting from any other covenant, agreement, or indemnity of the Seller Parties in this Agreement or the other Purchase Documents to be executed and delivered by the Sellers (the term the "Purchase Documents" means this Agreement and the schedules, exhibits, and other documents, agreements, certificates, and instruments executed and delivered pursuant to or in connection with this Agreement);

                  2.2.5 any liability or obligation resulting from violations of any laws or regulations applicable to the Business or the Assets by the Seller Parties before the Closing Date or from infringement of third-party rights or interests with respect to the Business before the Closing Date;

                  2.2.6 except for those liabilities specifically assumed by the Parent pursuant to Sections 8.9 and 8.10, any employee liabilities relating to present and past employees of the Business with respect to Plans (as defined in Section 4.18.1), programs, policies, commitments and other benefit entitlements established or existing on or before Closing (whether or not such liabilities are accrued or payable at Closing, and whether or not such liabilities are contingent in nature), including

                           (A) any liability or obligation for workers' compensation;

                           (B) any current or future liabilities to employees retiring on, before, or after the Closing, and their dependents (excluding employees employed by the Purchaser after the Closing and who subsequently retire);

                           (C) any current or future liabilities for benefits that may have been accrued or earned by any employees associated with the Business on or before Closing under any pension Plans relating to service before the Closing Date;

                           (D) any current or future liabilities for claims incurred before Closing and related expenses with respect to any employees associated with the Business under any welfare or disability plans established or existing at or before Closing, regardless of when filed with the Purchaser, the Sellers, or the claims administrator for any such plan;

                           (E) any retrospective premium on pension, savings, thrift, or profit-sharing Plan contribution relating to any employees associated with the Business incurred or accrued before the Closing Date, regardless of when invoiced or recorded; and

                           (F) any monetary liability for severance payments that may arise at any time in favor of any of the Sellers' employees under any Plan, program, policy, commitment, or any other benefit entitlement of Sellers, provided such monetary liability relates to periods of employment before the Closing;

                  2.2.7 any Litigation (as defined in Section 4.15) against the Seller Parties or the Assets, if the cause of action or activities giving rise to such litigation arise or accrue before the Closing Date;

                  2.2.8 any liability or obligation of the Seller Parties arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement and fees and expenses of counsel, accountants, brokers and other experts employed by the Seller Parties (provided that if the Sellers do not obtain one or more Required Contract Consents (as defined in Section 6.2.7) or the parties fail to obtain any other consent that is required for the assignment by the Sellers and the assumption by the Purchaser of any General Contract, License Agreement, Lease, Authorization, or license of Intellectual Property included within the Assets, and notwithstanding such failure, the Purchaser elects to proceed with the Closing, the Purchaser shall assume and be responsible for any liability or obligation created by the failure to obtain such consents);

                  2.2.9 any obligation for money borrowed or evidenced by bonds, debentures, notes or similar instruments, and any obligation of another Person that a Seller Party has guaranteed ("Person" means an individual, entity, unincorporated association, or a government or any agency or political subdivisions thereof), other than the NBC Note;

                  2.2.10 any obligations owed by a Seller Party to any other Seller Party or any Affiliate of any Seller Party, or any spouse, child or other relative of any such Affiliate; and

                  2.2.11 any obligation under any General Contract, License, Lease or Authorization that is not listed on a schedule to this Agreement on the Closing Date.

                                    ARTICLE 3
                           CLOSING AND PURCHASE PRICE

         3.1 Closing. The closing of the purchase and sale of the Assets and the
             -------
transfer and assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia at 10:00 a.m. on or before October 5, 2001, or at such other time as the parties hereto mutually agree upon (the "Closing Date").

         3.2  Purchase Price.  The aggregate purchase price consideration for
              --------------
all of the Assets shall be $25,000,000 plus the amount of the Assumed Liabilities (collectively, the "Purchase Price"), paid and subject to adjustment as follows:

                  (a) $20,000,000 to be paid to the Sellers in cash or by wire transfer of immediately available funds (less the "Holdback" of $250,000 in cash to facilitate the Post-Closing Settlement as provided for in Section 8.3, the "Cash Payment"); and

                  (b) $5,000,000 to be paid to the Sellers in cash or by wire transfer of immediately available funds (the "Escrow Cash"), to be placed into escrow as provided in Section 3.4 below.

         3.3 Fair Market Value of Assets. The parties agree that the Purchase
             ---------------------------
Price represents the fair market value of the Assets. The Purchase Price shall be allocated among the Assets acquired and Assumed Liabilities assumed under this Agreement as disclosed in Schedule 3.3, which shall be agreed upon by the
                               ------------
parties no later than the Closing Date. Each of the Sellers, the Purchaser, and the Parent covenants and agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Article 3.

         3.4 Establishment of Escrow. The Escrow Cash shall be delivered at
             -----------------------
Closing to First Union National Bank (the "Escrow Agent"), which shall hold the Escrow Cash in escrow (the "Escrow") pursuant to the terms of an Escrow Agreement in the form of Exhibit 3.4 (the "Escrow Agreement").
                         -----------

                                    ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

         The Seller Parties represent and warrant, jointly and severally, to the Purchaser and the Parent that, except as set forth on the disclosure schedules attached to this Agreement, each of which exceptions shall specifically identify the relevant subsection of this Article to which it relates, as follows:

         4.1 Entity Existence. HSI is a corporation duly incorporated, validly
             ----------------
existing and in good standing under the laws of the State of Nevada, and SFL and HSI Properties are limited partnerships duly organized, validly existing, and in good standing under the laws of the State of Texas. Vincent is the sole general partner of SFL and is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Texas. HSI General is the sole general partner of HSI Properties and is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada. HSI Limited is the sole limited partner of HSI Properties and is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada. The Sellers have the partnership power and authority to conduct the Business and to own and lease all of their properties and assets related to the Business (including the Assets). Each of the Sellers is duly qualified or licensed to do business and is in good standing under each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have a Material Adverse Effect on such Seller. "Material Adverse Effect" shall mean, with respect to any entity or group of entities, a material adverse effect on the business, operations, assets, liabilities, financial condition, or results of operations of such entity or group of entities taken as a whole, or on the ability of such entity or group of entities to perform in all material respects its or their obligations under this Agreement, or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         4.2 Partnership Power; Authorization; Enforceable Obligations. The
             ---------------------------------------------------------
Sellers have the partnership power and authority, as applicable, to execute and deliver this Agreement and the other Purchase Documents and to perform their obligations under this Agreement and under those documents. The Sellers have taken all necessary partnership action to authorize the execution and delivery of this Agreement and the Purchase Documents and the consummation of the transactions contemplated by this Agreement and those documents. This Agreement and the Purchase Documents constitute the legal, valid, and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms and conditions, except as such enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally, and by general principles of equity.

         4.3 No Conflict. Neither the execution and delivery of this Agreement
             -----------
and the other Purchase Documents, nor the consummation of the transactions contemplated by this Agreement or those documents, will (a) violate any law, regulation, ordinance, governmental restriction, order, judgment, or decree (collectively, "Laws") applicable to the Seller Parties, the Business, or the Assets, (b) violate or conflict with any provision of any articles of incorporation, certificate of limited partnership, bylaw, limited partnership agreement or other governing or organizational instrument of the Sellers, HSI, HSI General, HSI Limited, or Vincent, or (c) conflict with, result in the breach of, or constitute a default under any mortgage, lease, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which any Seller Party is a party or by which the Sellers or any of the Assets are bound, except where such violation, conflict, breach or default would not have a Material Adverse Effect on the Sellers.

         4.4 Required Government Consents. Listed in Schedule 4.4 (such
             ----------------------------            ------------
scheduled items being referred to in this Agreement as the "Required Government Consents") is each approval, authorization, certification, consent, variance, permission, license, or permit to or from any government or governmental authority held by the Sellers that is related to the operation of the Business. Other than the obtaining by the Purchaser of such Required Government Consents in its own name, no notice, filing, or recording to or with any government or governmental authority is necessary for the execution and delivery of this Agreement and the Purchase Documents by the Sellers or the consummation by the Sellers of the transactions contemplated by this Agreement or those documents, or the ownership and use of the Assets and the conduct of the Business by the Sellers.

         4.5 Five Largest Customers. Listed in Schedule 4.5 are the Sellers'
             ----------------------            ------------
combined five largest customers in terms of revenue received from September 1, 2000 through August 31, 2001.

         4.6 Financial Matters.  The unaudited combined balance sheet of the
             -----------------
Sellers (or their predecessors, as applicable) as of August 31, 2001 and the related unaudited combined statements of operations and cash flow for the period ending August 31, 2001 (the "Financial Statements") fairly present the combined financial position of the Sellers (or their predecessors, as applicable) as of the date of those statements and the results of their operations for the period of those statements. Except as disclosed on Schedule 4.6, the Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"); provided, however, that the Purchaser acknowledges that the Financial Statements have not been audited. Except as disclosed on Schedule 4.6 (for liabilities not required to be disclosed under
             ------------
GAAP), the Financial Statements contain all of the liabilities incurred in operating the Business as of the date of such Financial Statements. The Adjusted Net Assets of the Sellers as of the Signing Date and as of Closing Date, as applicable, is not less than $1,700,000. "Adjusted Net Assets" shall be calculated as specified in Schedule 4.6A.
                           -------------

         4.7 Absence of Changes. Except for the execution and delivery of this
             ------------------
Agreement and the transactions to take place pursuant to this Agreement on or before the Closing Date, since the date of the balance sheet included in the Financial Statements there has not been any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on the Sellers. Without limiting the foregoing, except as disclosed in Schedule 4.7, there has not occurred, between
                                  ------------
the date of the date of the balance sheet included in the Financial Statements and the Signing Date or the Closing Date, as applicable, any of the following:

                  4.7.1 (a) any increase in the salary, wages or other compensation of, or any payment of severance benefits to, any employee of any Seller Party whose annual salary is, or after giving effect to such change would be, $25,000 or more; (b) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Plan or any employment-related contract or other compensation arrangement with or for such employees or (B) salary ranges, increase guidelines or similar provisions in respect of any Plan or any employment-related contract or other compensation arrangement with or for such employees; or (c) any adoption, entering into or becoming bound by any Plan, employment-related contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Plan (other than pursuant to Section 8.10), employment-related contract or collective bargaining agreement, except to the extent required by applicable Law;

                  4.7.2 (a) incurrences by the Sellers of indebtedness with respect to the conduct of the Business in an aggregate principal amount exceeding $25,000 (net of any amounts discharged during such period), or (b) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of either Seller under, any indebtedness of or owing to either Seller with respect to the conduct of the Business (other than as contemplated in Section 4.7 above);

                  4.7.3 any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Sellers used or held for use in the conduct of the Business in an aggregate amount exceeding $25,000;

                  4.7.4 any material change in (a) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the Business or (b) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or tax purposes;

                  4.7.5 (a) any acquisition or disposition of any assets and properties used or held for use in the conduct of the Business, other than Inventory in the ordinary course of business consistent with past practice and other acquisitions or dispositions not exceeding in either case $25,000 in the aggregate; or (b) any creation or incurrence of a Lien (other than Permitted Liens) on any assets and properties used or held in the conduct of the Business (the terms "Lien" and "Permitted Lien" are defined in Section 4.9);

                  4.7.6 any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any General Contract, Lease, License Agreement or Insurance Policy that is required (or had it been in effect on the date hereof would have been required) to be disclosed under Section 1.1 above;

                  4.7.7 capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets in an aggregate amount exceeding $25,000;

                  4.7.8 any transaction with any Affiliate of the Sellers or with any spouse, child or other relative of any such Affiliate (a) outside the ordinary course of business consistent with past practice or (b) other than on an arm's-length basis;

                  4.7.9 any entering into of a contract to do or engage in any of the foregoing after the date hereof; or

                  4.7.10 any other transaction involving or development affecting the Business or the Assets outside the ordinary course of business consistent with past practice.

         4.8 No Undisclosed Liabilities. Except as reflected or reserved against
             --------------------------
in the balance sheet included in the Financial Statements or in the notes to them or as disclosed Schedule 4.8, there are no liabilities against, relating to
                     ------------
or affecting the Business or any of the Assets, other than liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate could not reasonably be expected to result in a Material Adverse Effect on the Sellers.

         4.9 Title to Property. The Purchaser at Closing shall obtain good and
             -----------------
marketable title to all of the Assets free and clear of all Liens whatsoever, other than (a) the Leases disclosed in Schedule 1.1.6, (b) Permitted Liens, and
                                       --------------
(c) as disclosed on Schedule 4.9. "Lien" means any mortgage, pledge, assessment,
                    ------------
ecurity interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing, and "Permitted Lien" means (a) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent; (c) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business; (d) zoning, building code and other land use Laws and agreements relating to the use or occupancy of property or the activities conducted thereon and (e) liens securing the NBC Note.

         4.10 Condition of Property. All of the tangible Assets are in good
              ---------------------
operating order, condition, and repair, ordinary wear and tear excepted, and are suitable for use in the Business in the ordinary course, as presently operated.

         4.11 Inventory. All inventory reflected on the balance sheet included
         --------------
s part of the Financial Statements as of the date of such balance sheet was, and all inventory transferred to the Purchaser as of the Closing Date will be, in a quantity and quality usable or salable in the ordinary course of business of the Sellers consistent with past practice. The Financial Statements reflect appropriate write-offs and mark-downs for inventory that is used, obsolete, unusable or unable to be sold in the ordinary course of business of the Sellers.

         4.12 Contracts - General. The License Agreements listed in Schedule
              -------------------                                   --------
1.1.1, the Leases listed in Schedule 1.1.6, and the General Contracts disclosed
-----                       --------------
in Schedule 1.1.7 constitute all contracts, agreements, licenses, leases and
   --------------
other commitments and arrangements of the Sellers in effect as of the Signing Date and the Closing Date, as applicable, and included in the Assets. All such contracts are valid, binding, and enforceable against the Sellers in accordance with their terms and are in full force and effect; provided that if the Sellers do not obtain one or more Required Contract Consents, and notwithstanding such failure, the Purchaser elects to proceed with the Closing, any breach of such contracts that results from the failure to obtain such consent shall not be deemed to be a breach of this representation and warranty. Except as noted on
Schedule 4.12, to the knowledge of the Seller Parties, there are no existing
-------------
defaults by the Sellers under any such contracts and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default under those contracts.

         4.13 Intellectual Property.
              ---------------------

                  4.13.1 Schedule 1.1.4 lists and describes all Intellectual
                         --------------
Property necessary to the conduct of the Business and specifies which items are owned and to which items the Sellers have rights as a licensee or otherwise.

                  4.13.2 The Intellectual Property constitutes or represents all of the intellectual property used in the Business as presently conducted by the Sellers, and the Sellers' ownership and use rights with respect to the Intellectual Property are free and clear of Liens other than Permitted Liens. The Sellers either own, have a valid license to use, or otherwise have such rights as may be necessary to use all of the Intellectual Property, and, except as provided on Schedule 1.1.4, all such rights can be transferred to the
               --------------
Purchaser.

                  4.13.3 The Sellers have, and immediately after the Closing the Purchaser will have, rights to use all computer software and databases that are used in the Business as presently conducted by the Sellers and all documentation relating to all such computer software and databases.

         4.14 Leases. The Leases disclosed in Schedule 1.1.6 constitute all
              ------                          --------------
leasing or rental contracts, agreements, and other commitments and arrangements in effect as of the Closing Date and included in the Assets. All Leases are valid, binding, and enforceable against a Seller in accordance with their terms and are in full force and effect. To the knowledge of the Seller Parties, there are no existing defaults by the Sellers thereunder and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder.

         4.15 Litigation. No claim, action, suit, proceeding, inquiry, hearing,
              ----------
arbitration, administrative proceeding, or investigation (collectively, "Litigation") is pending, or, to the knowledge of the Seller Parties, threatened against the Sellers, or their present or former directors, officers, or employees, affecting, involving, or relating to the Business or any of the Assets. The Seller Parties do not know of any basis for Litigation against the Sellers (or the

Purchaser upon acquisition of the Business), their present or former directors, officers, or employees, affecting, involving, or relating to the Business or the Assets.

         4.16 Court Orders, Decrees, and Laws.
              -------------------------------

                  4.16.1 Compliance with Laws. There is no outstanding or, to
                         --------------------
the knowledge of the Seller Parties, threatened order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against the Sellers affecting, involving, or relating in an adverse manner to the Business or the Assets. The Sellers are not in violation of any Laws affecting, involving, or relating to the Business or the Assets, except where noncompliance has no Material Adverse Effect on the Business or the Assets, and the Sellers have received no notices of any such alleged violation.

                  4.16.2 Adequacy of Authorizations. The Authorizations
                         --------------------------
constitute all approvals, authorizations, certifications, consents, variances, permissions, licenses, or permits to or from, or filings, notices, or recordings to or with, U.S. or non-U.S., federal, state, or local governmental authorities that are required for the ownership and use of the Assets and the conduct of the Business under all applicable Laws. The Sellers are in compliance with all material terms and conditions of such required Authorizations. All of the Authorizations are in full force and effect, and, to the Seller Parties' knowledge, no suspension or cancellation of any of them is being threatened, nor will any of the Authorizations be affected by the consummation of the transactions described in this Agreement, except to the extent any such Authorizations are assignable or transferable only upon receipt of the Required Government Consents.

                  4.16.3 Environmental Matters.  The operations of the Sellers
                         ---------------------
forming a part of the Business comply, and have complied, in all material respects with all applicable Laws relating to pollution or protection of the environment ("Environmental Laws"). The Sellers have not received any notice of any pending or threatened investigation, proceeding or claim with respect to the Business or the Assets to the effect that the Sellers are or may be liable to any person or entity, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws. Except as set forth on Schedule
4.16.3 attached hereto, to the knowledge of the Seller Parties, there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of the Sellers to any person or entity or for any such cleanup costs.

         4.17 Personnel and Compensation.
              --------------------------

                  4.17.1 List of Personnel. Schedule 4.17 is a true and complete
                         -----------------  -------------
list of the names and current compensation levels of (a) all salaried or annual employees and (b) all independent contractors and/or consultants (excluding vendors and suppliers) involved in the Business.

                  4.17.2 Employee Relations. There is no labor strike, dispute,
                         ------------------
slowdown, stoppage, or similar activity pending or, to the knowledge of the Seller Parties, threatened against the Sellers pertaining to the Business or the employees involved in the Business. There are no charges, investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Seller Parties, threatened before the Equal Employment Opportunity Commission or any federal, state, or local agency or court against the Sellers pertaining to the Business or the employees of the Business, and, to the knowledge of the Seller Parties, no basis for any such charge, investigation, administrative proceeding, or complaint exists.

                  4.17.3 Compliance with Immigration and Labor and Employment
                         ----------------------------------------------------
Laws. The Sellers have conducted a review of their Employment Eligibility
----
Verification forms (Form I-9) and various personnel and payroll records and represent there are no violations of applicable Laws, with respect to immigration matters.

         4.18 Employee Benefit Plans and Arrangements.
              ---------------------------------------
                  4.18.1 List of Plans and Obligations. The employee benefit
                         -----------------------------
plans and arrangements set forth in Schedule 4.18 is a complete and accurate
                                    -------------
list and description of all plans, arrangements, agreements, commitments, promises and other benefit or compensatory obligations of the Sellers (other than any de minimis fringe benefit as defined in Section 132(e) of the Internal Revenue Code of 1986, as amended (the "Code")), including pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick leave without compensation, bonus and other incentive plans, every medical, vision, dental and other health plan, every life insurance plan and every other written or unwritten employee program, arrangement, agreement or understanding, commitment or method of contribution or compensation, whether formal or informal, whether funded or unfunded, and other obligations under which the Sellers have been, are or will be obligated to provide benefits to any current or former employee, retiree, director, independent contractor, shareholder, officer, consultant or other beneficiary, or dependent, spouse or other family member or beneficiary of such Employee, retiree, director, independent contractor, shareholder, officer, consultant, or other beneficiary of the Sellers, whether during their employment with the Sellers or after the termination of such employment (the "Plans" and the "Beneficiaries," respectively).

                  4.18.2 Compliance. All of the Plans have been maintained,
                         ----------
funded and administered in compliance, in all material respects, with all Laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and all regulations and rulings related to those Laws. There are no penalties, interest, taxes related to any of the Plans due to any federal or state authority, and there is no pending or threatened litigation or other contests related to any of the Plans.

                  4.18.3 No Liabilities or Obligations. The Sellers have made
                         -----------------------------
full and timely payment of all amounts required under the terms of each of the Plans to have been paid as contributions to such Plans, and all amounts that have accrued but have not yet been paid have been accurately reflected on the Financial Statements.

                  4.18.4 No Payments. The consummation of the sale and purchase
                         -----------
of the Assets pursuant to this Agreement will not (a) entitle any Beneficiary to any severance pay or any other payment contingent upon a change in control or ownership of the Sellers or the assets of either of them, or (b) accelerate the time of payment or vesting or increase the amount of any compensation or benefit due to any Beneficiary other than as required by Section 411(d)(3) of the Code.

                  4.18.5 No Multi-Employer Plans. None of the Plans is a
                         -----------------------
multi-employer plan, as defined in section 3(37) of ERISA.

         4.19 Insurance Policies. There are no pending material claims against
              ------------------
insurance established or obtained with respect to the Business by the Sellers as to which insurers have denied liability or are defending under any reservation of rights, and, to the knowledge of the Seller Parties, there exists no material claim under such insurance that has not been properly filed by the Sellers.

         4.20 Broker's or Finder's Fees. Other than The Montana Group, whose fee
              -------------------------
will be paid by the Sellers, the Seller Parties have not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

         4.21 Accounts Receivable.  Except as set forth in Schedule 4.21, the
              -------------------                          -------------
Accounts Receivable (a) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (b) are not subject to any valid set-off or counterclaim, (c) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (d) are collectible in the ordinary course of business consistent with past practice in their aggregate recorded amounts, net of any applicable reserve reflected in the balance sheet included in the Financial Statements, and (e) are not the subject of any actions or proceedings brought by or on behalf of the Sellers.

         4.22 Vehicles. Schedule1.1.14 contains a true and complete list of all
              --------  --------------
motor vehicles owned or leased by the Sellers and used or held for use in the conduct of the Business. Except as disclosed in Schedule1.1.14, the Sellers have
                                                --------------
good and valid title to, or has valid leasehold interests in or valid rights under contract to use, each Vehicle, free and clear of all Liens other than Permitted Liens.

         4.23 No Guarantees. None of the liabilities of the Business or of the
              -------------
Sellers incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has either Seller guaranteed or become subject to a similar contingent obligation in respect of the liabilities of any customer, supplier or other Person to whom either Seller sells goods or provides services in the conduct of the Business or with whom such Seller otherwise has significant business relationships in the conduct of the Business.

         4.24 Tax Matters.
              -----------

                  4.24.1 Tax and Social Returns. The Sellers have correctly and
                         ----------------------
timely (a) filed all Tax and Social returns required to be filed in the manner required by Tax and Social authorities, (b) responded to information requested by said authorities and (c) made all Tax and Social payments at due dates. "Tax" or "Taxes" means all forms of levies, taxes, customs and other duties normally deemed to be of a fiscal or customs nature, including (a) all taxes levied, imposed or assessed under the Code, or any other statute, rule, ordinance or Law, in the United States or elsewhere; (b) taxes in the nature of sales tax, consumption tax, value added tax, payroll tax, group tax, undistributed profits tax, fringe benefits tax, recoupment tax, withholding tax, land tax, water rates, municipal rates, stamp duties, gift duties or other state, territorial, provincial or municipal charges or impositions levied, imposed or collected by any governmental body; and (c) any additional tax, interest, penalty, charge, fee or other amount of any kind assessed, charged or imposed in relation to the non-, late, short or incorrect payment of the same or the failure to file any return. "Social" refers to employment-related obligations of the Sellers, including all actual or contingent liabilities relating to unemployment, health, injury, death and retirement as well as any and all items of a similar nature.

                  4.24.2 Inquiries, Investigations, and Audits. Except as set
                         -------------------------------------
forth in Schedule 4.24.2, neither Seller is the subject matter of any inquiry, investigation or audit relating to Tax or Social matters and has not been informed of any proposed audit.

                  4.24.3 Returns Furnished. Schedule 4.24.3 contains true and
                         -----------------  ---------------
complete copies of (a) income tax audit reports, statements of deficiencies or audit response letters relating to Taxes, if any, and (b) all Tax returns for the Sellers for all periods since January 1, 1998.

         4.25 Disclosure. No representation, warranty, or statement made by the
              ----------
Seller Parties in this Agreement, the Purchase Documents or in any document or certificate furnished or to be furnished to the Purchaser or the Parent pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained in this Agreement or in those documents, under the circumstances in which they were made, not materially misleading.

                                    ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

         The Purchaser and the Parent represent and warrant, jointly and severally, to the Sellers as follows:

         5.1 Corporate Existence. The Parent is a corporation duly organized,
             -------------------
validly existing and in good standing under the Laws of the State of Georgia. The Purchaser is a limited partnership duly organized, validly existing, and in good standing under the Laws of the State of Texas. InterCept TX I, LLC, a Georgia limited liability company, is the sole general partner of the Purchaser and is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia. The Parent and the Purchaser have the corporate and partnership power and authority, as applicable, to own and operate their businesses and assets.

         5.2 Corporate and Partnership Power and Authorization. The Parent and
             -------------------------------------------------
the Purchaser have the corporate and partnership power, authority, and legal right to execute and deliver this Agreement and the other Purchase Documents and to perform their obligations under this Agreement and under those documents. The execution, delivery, and performance of this Agreement and the Purchase Documents by the Parent and the consummation of the transactions contemplated by this Agreement and those other documents have been duly authorized by all necessary corporate action of the Parent. The execution, delivery, and performance of this Agreement and the Purchase Documents by the Purchaser and the consummation of the transactions contemplated by this Agreement and those other documents have been duly authorized by all necessary partnership action of the Purchaser. This Agreement and the Purchase Documents constitute the legal, valid, and binding obligations of the Purchaser and the Parent, enforceable against each of them, as applicable, in accordance with their terms and conditions, except as such enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, or other similar Laws now or hereafter in effect affecting creditors' rights generally, and by general principles of equity.

         5.3 No Conflict. Neither the execution and delivery of this Agreement
             -----------
and the other Purchase Documents, nor the consummation of the transactions contemplated by this Agreement or by those documents, will (a) violate any Laws applicable to the Parent or the Purchaser; (b) violate or conflict with any provision of any articles of incorporation, charter, bylaw, partnership agreement, partnership certificate, or other governing or organizational instrument of the Parent or the Purchaser; or (c) conflict with, result in the breach of, or constitute a default under any mortgage, lease, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which the Parent or the Purchaser is a party or by which the Parent or the Purchaser or any of their respective Assets are bound, except where such violation, conflict, breach or default would not have a Material Adverse Effect on the Parent and the Purchaser.

         5.4 Broker's or Finder's Fees.  Neither the Purchaser nor the
             -------------------------
Parent has authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

          5.5 Outstanding Stock. The Parent indirectly owns all of the
              -----------------
outstanding general partner and limited partner interests in the Purchaser. The Parent owns all of the outstanding member interests in InterCept Services, LLC, a Georgia limited liability company that is (a) the sole member and manager of InterCept TX I, LLC, a Georgia limited liability company that is the sole general partner of the Purchaser; and (b) the sole limited partner of the Purchaser.

         5.6 Financing. As of the Signing Date and the Closing Date, the
             ---------
Purchaser and the Parent have secured adequate financing to purchase the Assets in accordance with this Agreement and to fulfill their obligations hereunder and under the Purchase Documents.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

         6.1 Conditions to the Sellers' Obligations. Each of the obligations of
             --------------------------------------
the Sellers to be performed hereunder shall be subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing Date of each of the following conditions:

                  6.1.1 The representations and warranties of the Purchaser and the Parent contained in this Agreement shall be true on and as of the Closing Date (other than representations and warranties that speak as of a specified date).

                  6.1.2 The Purchaser and the Parent shall have performed and complied with all agreements, obligations, covenants, and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

                  6.1.3 No Litigation shall be threatened or pending against the Parent or the Purchaser before any court or governmental agency that, in the reasonable opinion of counsel for the Sellers, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

                  6.1.4 The execution, delivery, and performance of this Agreement by the Purchaser shall have been duly authorized by the Board of Directors of the Parent. The execution, delivery, and performance of this Agreement by the Purchaser shall have been duly authorized by the board of managers of InterCept TX I, LLC for itself and the Purchaser. The Sellers shall have received copies of all resolutions pertaining to such authorizations, certified by the applicable corporate secretary.

                  6.1.5 The Purchaser shall have delivered to the Sellers a certificate to the effect that each of the conditions specified in Sections
6.1.1 through 6.1.4 above is satisfied in all material respects.

                  6.1.6 The Parent and the Purchaser, as applicable, shall have delivered or caused to be delivered to the Sellers or Shaw, as applicable, all of the following agreements:

                           (A) the Non-solicitation Agreement substantially in the form attached to this Agreement as Exhibit 6.1.6(A) (the
                                                ----------------
         "Non-solicitation Agreement");

                           (B) the Escrow Agreement;

                           (C) the Stock Option Agreement for Shaw substantially

         in the form attached to this Agreement as Exhibit 6.1.6(C) (the "Shaw
                                                   ----------------
         Stock Option Agreement");

                           (D) the Stock Option Agreements for certain employees of the Sellers substantially in the form attached to this Agreement as
         Exhibit 6.1.6(D) (the "Employee Stock Option Agreements");
         ---------------
                           (E) the Assignment and Assumption Agreement
         substantially in the form attached to this Agreement as Exhibit 6.1.6
                                                                 -------------
        (E) as required to assign the lease for the premises of the Business to the Purchaser (the "Lease Assignment"); and

                          (F) the Bill of Sale and Assumption substantially in

         the form attached to this Agreement as Exhibit 6.1.6(F), pursuant to
                                                ----------------
         which the Sellers sell the Assets to the Purchaser and the Purchaser assumes and agrees to pay and perform the Assumed Liabilities (the "Bill of Sale and Assumption Agreement").

                  6.1.7 The Sellers shall have received the opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to the Parent and the Purchaser, dated the Closing Date, substantially in the form and to the effect of Exhibit
                                                                       -------
6.1.7 to this Agreement.
-----
         6.2 Conditions to the Obligations of the Purchaser and the Parent. Each
             -------------------------------------------------------------
of the obligations of the Purchaser and the Parent to be performed hereunder shall be subject to the satisfaction (or the waiver by the Purchaser and the Parent) at or prior to the Closing Date of each of the following conditions:

                  6.2.1 The representations and warranties contained of the Seller Parties in this Agreement shall be true on and as of the Closing Date (other than representations and warranties that speak as of a specified date).

                  6.2.2 The Sellers shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

                  6.2.3 No Litigation shall be threatened or pending against the Sellers before any court or governmental agency that, in the reasonable opinion of counsel for the Purchaser, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

                  6.2.4 The execution, performance, and delivery of this Agreement by the Sellers shall have been duly authorized by the Board of Directors of HSI, HSI General (for itself and as to HSI General for HSI Properties), and Vincent (for itself and as to Vincent for SFL). The Purchaser shall have received copies of all resolutions pertaining to such authorizations, certified by the corporate secretaries of HSI, HSI General, HSI Limited, and Vincent, respectively.

                  6.2.5 The Seller Parties shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified in Sections
6.2.1 through 6.2.4 above is satisfied in all material respects.

                  6.2.6 The Sellers shall have provided to the Purchaser (a) payoff letters for all Liens, encumbrances, and liabilities with respect to the Assets (other than Permitted Liens) and shall have paid all amounts required to be paid by the Sellers with respect to those Liens, encumbrances, and liabilities; (b) evidence satisfactory to the Purchaser that all amounts owed by or to the Sellers to or from any of the Seller Parties or any Affiliate of any Seller Party, or any spouse, child or other relative of any such Affiliate, have been repaid in full or will be repaid out of the Cash Payment on the Closing Date; and (c) evidence satisfactory to the Purchaser that the Assets transferred to the Purchaser at Closing include cash in an amount equal to the sum of (x) the Prepaid Postage reasonably estimated by the Sellers for that date; and (y) $500,000.

                  6.2.7 The Sellers shall have obtained the written consent of the parties listed on Schedule 4.5 (the "Required Contract Consents") to the
                      ------------
assignment of the General Contracts of such parties to the Purchaser.

                  6.2.8 The Sellers or Shaw, as applicable, shall have delivered or caused to be delivered to the Purchaser and the Parent, as applicable, all of the following agreements:

                           (A) the Non-solicitation Agreement;

                           (B) the Escrow Agreement;

                           (C) the Shaw Stock Option Agreement;

                           (D) the Employee Stock Option Agreements;

                           (E) the Lease Assignment; and

                           (F) the Bill of Sale and Assumption Agreement.

                  6.2.9 The Purchaser and the Parent shall have received the opinion of Haynes and Boone, L.L.P., counsel to the Sellers, dated the Closing Date, substantially in the form and to the effect of Exhibit 6.2.9 to this
                                                     -------------
Agreement.

                                    ARTICLE 7
                                     CLOSING

         7.1 Actions at Closing. At Closing, the Purchaser, the Parent, and the
             ------------------
Sellers shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

                  7.1.1 Copies of Consents. The Sellers shall deliver to the
                        ------------------
Purchaser copies of all Required Contract Consents.

                  7.1.2 Deliveries of Documents. The Seller Parties shall
                        -----------------------
deliver to the Purchaser and the Parent, and the Purchaser and the Parent shall deliver to the Seller Parties, such the documents and instruments referenced in
Section 6.1.7 and Section 6.2.8 and such additional instruments of conveyance and transfer as the Purchaser may reasonably request to effect the transfer and assignment to the Purchaser of the Assets.

         7.2 Delivery of Purchase Price. The Purchaser shall deliver the Cash
             --------------------------
Payment to the Sellers and the Escrow Cash to the Escrow Agent, which shall have entered into the Escrow Agreement.

                                    ARTICLE 8
             COVENANTS OF THE PURCHASER, THE PARENT, AND THE SELLERS

         8.1 Mutual Cooperation. Subject to the other provisions of this
             ------------------
Agreement, before, at, and after the Closing, without further consideration, each of the parties to this Agreement shall use reasonable efforts in good faith to procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, consents, and other documents as the other parties or their counsel may reasonably request (a) to vest in the Purchaser, and perfect and protect the Purchaser's right, title, and interest in, and enjoyment of, the Assets and the Business, (b) to effect the Purchaser's assumption, payment of discharge of all Assumed Liabilities, and/or (c) to ensure more effectively the compliance of each party with its agreements, covenants, warranties, and representations under this Agreement. Specifically and without limitation, the Purchaser and the Parent shall use their reasonable efforts to provide the Sellers such assistance as they may reasonably request in connection with matters relating to taxes. The Purchaser shall retain and provide the Sellers with records or information which may be relevant to any such tax return, audit, examination, proceeding, or determination, and the Purchaser shall retain all such books and records for so long as necessary in keeping with applicable statutes of limitations.

         8.2 Covenants of the Sellers Regarding the Operation of the Business
             ----------------------------------------------------------------
from the Signing Date to the Closing Date. The Sellers hereby agree that from
-----------------------------------------
the Signing Date to the Closing Date they will continue to operate the Business in the ordinary course of business. Without limiting the foregoing, the Sellers will not permit or suffer any of the following to occur during such period, unless the Sellers obtain the prior written consent of the Purchaser:

                  8.2.1 (a) any increase in the salary, wages or other compensation of, or any payment of severance benefits to, any employee of the Seller Parties whose annual salary is, or after giving effect to such change would be, $25,000 or more; (b) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Plan or any employment-related contract or other compensation arrangement with or for such employees or (B) salary ranges, increase guidelines or similar provisions in respect of any Plan or any employment-related contract or other compensation arrangement with or for such employees; or (c) any adoption, entering into or becoming bound by any Plan, employment-related contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Plan (other than pursuant to Section 8.10), employment-related contract or collective bargaining agreement, except to the extent required by applicable Law;

                  8.2.2 (a) incurrences by the Sellers of indebtedness with respect to the conduct of the Business in an aggregate principal amount exceeding $25,000 (net of any amounts discharged during such period), or (b) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of either Seller under, any indebtedness of or owing to either Seller with respect to the conduct of the Business (other than as contemplated in Section 4.7 above);

                  8.2.3 any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Sellers used or held for use in the conduct of the Business in an aggregate amount exceeding $25,000;

                  8.2.4 any material change in (a) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the Business or (b) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or tax purposes;

                  8.2.5 (a) any acquisition or disposition of any assets and properties used or held for use in the conduct of the Business, other than Inventory in the ordinary course of business consistent with past practice and other acquisitions or dispositions not exceeding in either case $25,000 in the aggregate; or (b) any creation or incurrence of a Lien (other than Permitted Liens) on any assets and properties used or held in the conduct of the Business;

                  8.2.6 any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any General Contract, Lease, License Agreement or Insurance Policy that is required (or had it been in effect on the date hereof would have been required) to be disclosed under Section 1.1 above; other than in the ordinary course of business;

                  8.2.7 capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets in an aggregate amount exceeding $25,000;

                  8.2.8 any transaction with any Affiliate of the Sellers or with any spouse, child or other relative of any such Affiliate (a) outside the ordinary course of business consistent with past practice or (b) other than on an arm's-length basis;

                  8.2.9 any entering into of a contract to do or engage in any of the foregoing after the date hereof; or

                  8.2.10 any other transaction involving or development affecting the Business or the Assets outside the ordinary course of business consistent with past practice.

         8.3 Post-Closing Settlement.
             -----------------------

                  8.3.1 The books of the Business shall be closed as of the Closing Date, and the Purchaser shall prepare, with the Sellers' assistance as needed and appropriate, a schedule as of the Closing Date that will accurately reflect the Adjusted Net Assets of the Sellers as of the Closing Date. The Purchaser shall deliver this schedule to the Sellers no later than 30 days after the Closing. The Sellers and the Purchaser shall seek in good faith to reach agreement on the final form of such schedule not later than 15 days after receiving it from the Purchaser. If the Purchaser and the Sellers fail to reach agreement as contemplated in the previous sentence, either of them may commence dispute resolution proceedings under Section 10.19.

                  8.3.2 When the schedule of Adjusted Net Assets is determined as contemplated in Section 8.3.1, then the following shall occur, as applicable (the "Post-Closing Settlement"):

                  (A) If the Adjusted Net Assets are equal to or greater than $1,700,000, then the Purchaser shall pay the full amount of the Holdback to the Sellers, with interest thereon calculated at an annual rate equal to the prime rate as published in the Wall Street Journal.

                  (B) If the Adjusted Net Assets are less than $1,700,000 (the "Minimum Adjusted Net Assets") but greater than $1,450,000 (the Minimum Adjusted Net Assets minus the Holdback), then the Purchaser shall pay the Sellers an amount equal to (x) the Holdback, minus (y) the amount by which the Adjusted Net Assets are less than the Minimum Adjusted Net Assets, with interest on the amount paid to the Sellers calculated at an annual rate equal to the prime rate as published in the Wall Street Journal, and the Purchaser shall retain the remaining amount of the Holdback.

                  (C) If the Adjusted Net Assets are less than $1,450,000 (the Minimum Adjusted Net Assets minus the Holdback), then the Purchaser shall retain the entire amount of the Holdback, and the Sellers shall pay the Purchaser an amount equal to (x) the Minimum Adjusted Net Assets minus the Holdback, minus
(y) the Adjusted Net Assets.

         8.4 Allocation of Purchase Price. The Purchase Price shall be allocated
             ----------------------------
as disclosed in Schedule 3.3, and all tax returns and reports filed by the
                ------------
Sellers, the Parent, and the Purchaser with respect to the transactions contemplated by this Agreement shall be consistent with that allocation.

         8.5 Maintenance of Books and Records. Each of the Sellers and the
             --------------------------------
Purchaser shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Assets, Assumed Liabilities, or Business of the Sellers before the Closing Date. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party.

         8.6 UCC Matters. From and after the Closing Date, the Sellers will
             -----------
promptly refer all inquiries with respect to ownership of the Assets or the Business to the Purchaser. In addition, the Sellers will execute such documents, assignments and financing statements as the Purchaser may request from time to time to evidence transfer of the Assets to the Purchaser, including any necessary assignments of financing statements, assignment of rights or other similar documents.

         8.7 Offers of Employment by the Parent to the Sellers' Employees. The
             ------------------------------------------------------------
Parent agrees that after the Closing (a) except as noted on Schedule 8.7, it
                                                            ------------
will offer employment to all employees of the Sellers who meet the conditions of employment generally required of all other employees of the Parent (the "Transferred Employees") effective on the Closing Date; provided, however, that any Transferred Employee who is not actively employed with a Seller on the Closing Date because of a temporary leave of absence or short-term disability shall be offered employment by the Parent effective as of the date such person is able to return to active work, (b) subject to Section 8.8 and Section 8.9 with respect to enrollment in the Parent's Health Plans and Sellers' Health Plans (as such terms are defined in Section 8.8), and the Transferred Employees will be entitled to the standard benefits made available as of such date to the Parent's other employees, (c) it shall treat prior service with a Seller as service with the Parent for purposes of determining eligibility to participate, vesting, benefit service, and matching or profit sharing contribution benefits, if any, with respect to all employee benefit plans covering Transferred Employees, and, to the extent legally permissible, shall amend all such employee benefit plans to the extent necessary to do so, and (d) the Transferred Employees will be given credit for years or months of service for purposes of vacation and similar benefits offered by the Parent, provided that any Transferred Employee who has accrued vacation hours as of the Closing Date must use those vacation hours before January 1, 2002, when any accrued and unused vacation hours shall expire.

         8.8 Enrollment in Parent's Health Plan. Effective on or before January
             ----------------------------------
1, 2002, the Parent (a) shall make enrollment available to all Transferred Employees and their eligible dependents, without any waiting period, proof of insurability, or a physical examination, in the Parent's plan or plans providing medical and dental benefits (the "Parent's Health Plan") to the extent such individuals were enrolled in a Seller's medical and dental plan (the "Seller's Health Plan"); (b) shall waive any restrictions or limitations for pre-existing conditions for all Transferred Employees and their eligible dependents, to the extent such restrictions did not apply under the Seller's Health Plan; and (c) shall give credit to each Transferred Employee and their eligible dependents for any deductibles, co-pay, and out of pocket expenses paid during the current year of the Sellers' Health Plans by such Transferred Employee or dependent under the Sellers' Health Plans. Such enrollment for the Transferred Employees and their eligible dependents in the Parent's Health Plans shall be effective no later than January 1, 2002.

         8.9 Assumption by Parent of Sellers' Health Plan. Upon the Closing, the
             --------------------------------------------
Parent shall assume the Sellers' Health Plan, provide coverage thereunder to the Transferred Employees and their eligible dependents, and keep it in effect without modification until the Parent's Health Plan is available to the Transferred Employees as provided in Section 8.8.

         8.10 Termination of Holmes & Shaw, Inc. 401(k) Plan. The Sellers shall
              ----------------------------------------------
cause the Holmes & Shaw, Inc. 401(k) Plan (the "Sellers' 401(k) Plan") to be terminated on or before the Closing Date. Each Transferred Employee who receives a distribution of such Transferred Employee's account balance from the Sellers' 401(k) Plan shall be entitled to rollover such distributed account balance directly to the InterCept 401(k) Plan (the "Parent's 401(k) Plan"), provided that the plan administrator of the Parent's 401(k) Plan receives reasonably satisfactory evidence indicating that the Sellers' 401(k) Plan meets the applicable qualification provisions of the Code. Subject to the preceding sentence, the Parent shall take all legally permissible action, including the adoption of any necessary amendment to the Parent's 401(k) Plan, to ensure that the Parent's 401(k) Plan will accept such direct rollovers from the Sellers' 401(k) Plan.

         8.12 Consents. The Sellers will use commercially reasonable efforts to
              --------
acquire the Required Contract Consents and any other consents required to effect the transactions contemplated by this Agreement, and the Purchaser and the Parent shall cooperate with the Sellers in acquiring such consents. To the extent that the rights of a Seller under any License Agreement, Intellectual Property, Lease, General Contract or Authorization or other asset to be assigned to the Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Purchaser's rights to the asset in question so that the Purchaser would not in effect acquire the benefit of all such rights, the applicable Seller, to the maximum extent permitted by law, shall act after the Closing as the Purchaser's agent to obtain for the Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser.

                                    ARTICLE 9
                                 INDEMNIFICATION

         9.1 Indemnification by the Seller Parties. Each of the Seller Parties
             -------------------------------------
shall indemnify, defend, and hold harmless the Purchaser, the Parent, and their subsidiaries, successors and permitted assigns, and the directors, officers, employees and agents of each (collectively, the "Purchaser Indemnitees"), at, and at any time after, the Closing, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the Purchaser Indemnitees, directly or indirectly, by reason of, resulting from, incident to or arising in connection with any of the following:

                  9.1.1 Breach of Obligation. Any breach of any representation,
                        --------------------
warranty, or agreement of any of the Seller Parties contained in or made pursuant to this Agreement and the other Purchase Documents, including the agreements and other instruments contemplated by this Agreement and those documents;

                  9.1.2 Excluded Liabilities. Any liabilities or obligations
                        --------------------
of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with any Excluded Assets, or the conduct of the Business or the ownership or use of the Assets before the Closing Date, except for the Assumed Liabilities; or

                  9.1.3 Violations of Fraudulent Conveyance or Bulk Sales Laws.
                        ------------------------------------------------------
Any failure to comply with any fraudulent conveyance or similar Laws relating to notices to creditors, or with any applicable bulk sales Laws.

         9.2 Indemnification by the Purchaser and the Parent. Each of the
             -----------------------------------------------
Purchaser and the Parent shall, jointly and severally, indemnify, defend, and hold harmless the Sellers, each director, officer, employee and agent of the Sellers, and their respective heirs, successors, and permitted assigns, Shaw, Vincent, and HSI General (collectively, the "Seller Indemnitees"), at, and at any time after, the Closing, from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by the Seller Indemnitees, directly or indirectly, by reason of, resulting from, incident to or arising in connection with any of the following:

                  9.2.1 Breach of Obligation. Any breach of any representation,
                        --------------------
warranty, or agreement of the Purchaser or the Parent contained in or made pursuant to this Agreement or the other Purchase Documents, including the agreements and other instruments contemplated by this Agreement and those documents;

                  9.2.2 Assumed Liabilities. Any of the Assumed Liabilities; and
                        -------------------

                  9.2.3 Post-Closing Operations. The ownership and operation of
                        -----------------------
the Assets and Business from and after the Closing Date.

         9.3 Notice of Claim. The party entitled to indemnification under this
             ---------------
Agreement (the "Claimant") shall promptly deliver to the party liable for such indemnification under this Agreement (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under Section 9.1 or Section 9.2, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Claim"). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation. If the Obligor notifies the Claimant that it does not dispute the claim described in the Required Notice or fails to notify the Claimant within 30 days after receiving the Required Notice that the Obligor disputes the claim described in the Required Notice, as the case may be, the Loss specified in the Required Notice will be conclusively deemed to have been incurred by the Claimant. If the Obligor has timely disputed the claim described in the Required Notice, the Obligor and the Claimant will proceed in good faith to resolve the dispute under Section 10.19.

         9.4 Defense. If the facts pertaining to the Loss arise out of the claim
             -------
of any third party (other than a member of the Purchaser Indemnitees or the Seller Indemnitees, whichever is entitled to indemnification for such matter) and indemnification is available by virtue of the circumstances of the Loss, the Obligor must assume the defense or the prosecution of that claim, including the employment of counsel or accountants, at its cost and expense. If representation of both the Obligor and the Claimant by such counsel would be inappropriate due to actual or potential differing interests between the Obligor and the Claimant in such proceeding (such as the availability of defenses to the Claimant), the Claimant (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the Obligor. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by the Obligor, to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that (a) imposes any non-monetary obligation or (b) the Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld, delayed, or conditioned. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties to this Agreement shall cooperate in the defense or prosecution of that claim and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection with it.

         9.5 Limitations. Notwithstanding anything in this Article 9 to the
             -----------
contrary:

                  9.5.1 Threshold; Maximum. No indemnification or any other
                        ------------------
claim for damages under this Agreement or any other instrument or agreement to be executed and delivered by the parties to this Agreement in connection with the transactions contemplated by this Agreement shall be payable by any party to any other party until (and then only to the extent that) the total of all Losses equals or exceeds $100,000, in which event the Purchaser Indemnitees or Seller Indemnitees, as the case may be, shall be entitled to claim indemnity for the full amount of such aggregate Losses in excess of $100,000; provided, however, that the foregoing limitations shall not apply to damages payable for Losses, if any, arising out of a misrepresentation in Section 4.16.3, or to the Sellers' obligation to pay the Purchaser under Section 8.3.2(C). In no event shall the liability of either the Seller Indemnitees or the Purchaser Indemnitees under this Article 9 exceed $5,000,000.

                  9.5.2 Time of Assertion. No indemnification shall be payable
                        -----------------
by any party with respect to matters as to which it has not received notice from the Claimant within 18 months after the Closing Date, after which time, if no Losses have been asserted against a party, then that party shall have no further liability under this Agreement; provided, however, that there shall be no limitation on the time during which indemnification may be sought or obtained for (x) Losses based on a misrepresentation or breach of warranty in Section 4.2; or (y) any instance of fraud or any knowing and willful breach by any party of any provision of this Agreement or any other instrument or agreement to be executed and delivered by such party in connection with the transactions contemplated by this Agreement. While the Escrow Agreement is in effect, the indemnity set forth in this Article 9 shall be restricted to the Escrow.

         9.6 Indemnification Exclusive Remedy. If the Closing occurs,
             --------------------------------
indemnification pursuant to the provisions of this Article 9 shall be the sole and exclusive remedy of the parties for any breach of any representation, warranty, covenant, agreement, or other provision contained in this Agreement or any other Purchase Document, except for: (a) claims based on fraud, (b) non-monetary equitable relief, and (c) matters to be submitted to arbitration under Section 8.3.1, this Article 9, and the Escrow Agreement.

         9.7 Investigation; Survival of Representations, Warranties, Covenants
             -----------------------------------------------------------------
and Agreements. Notwithstanding any right of the Purchaser (whether or not
--------------
exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, the Seller Parties on one hand, and the Purchaser and the Parent on the other hand, have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants, and agreements of the Seller Parties, the Purchaser, and the Parent contained in this Agreement will survive the Closing:

                  (a) indefinitely with respect to the representations and warranties contained in Sections 4.1, 4.2, 5.1, 5.2 and the covenants and agreements contained in

         Sections 10.2 and 10.17, and

                  (b) for 18 months after the Closing Date in the case of all other representations and warranties and any covenant or agreement.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 Sales, Transfer, and Documentary Taxes, etc. The Sellers shall pay
              -------------------------------------------
all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on the Sellers, the Purchaser, or the Parent, and the Sellers shall indemnify, reimburse and hold harmless the Purchaser and the Parent in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         10.2 Expenses. Except as otherwise provided in this Agreement, each of
              --------
the Purchaser and the Parent on one hand, and the Sellers on the other hand, shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated by this Agreement.

         10.3 Contents of Agreement; Parties in Interest; etc. The Purchase
              -----------------------------------------------
Documents set forth the entire understanding and agreement of the parties to this Agreement with respect to the transactions contemplated by this Agreement. This Agreement shall not be assigned, amended, or modified except by written instrument duly executed by each of the parties to this Agreement. Any and all prior or contemporaneous negotiations, agreements, representations, warranties, and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded in their entirety by this Agreement and the other Purchase Documents and shall not create any liability on the part of any party to this Agreement in favor of any other party (or parties), except as otherwise expressly set forth in this Agreement and in the other Purchase Documents.

         10.4 Waiver. Any term or provision of this Agreement may be waived at
              ------
any time by the party entitled to the benefit of that term of provision by a written instrument duly executed by such party.

         10.5 Notices. Any notice, request, demand, waiver, consent, approval or
              -------
other communication which is required or permitted under this Agreement shall be in writing and shall be deemed given only if delivered personally or sent by telecopier, air courier, telegram or by registered or certified mail, postage prepaid, as follows:

                  if to the Purchaser:

                  The InterCept Group, Inc.
                  3150 Holcomb Bridge Road, Suite 200
                  Norcross, Georgia 30071
                  Attention:  John W. Collins, Chief Executive Officer
                  Fax: (770) 840-2521

                  With a copy to:

                  Charles D. Vaughn, Esq.
                  Nelson Mullins Riley & Scarborough, L.L.P.
                  First Union Plaza, Suite 1400
                  999 Peachtree Street, N.E.
                  Atlanta, Georgia  30309
                  (404) 817-6189
                  (404) 817-6150 (facsimile)

                  If to any Seller Party, to:

                  George V. Shaw, III
                  to his home address as shown on the records of the Purchaser

                  With a copy to:

                  George G. Young III, Esq.
                  Haynes and Boone, L.L.P.
                  1000 Louisiana Street
                  Suite 4300
                  Houston, Texas 77002-5012
                  (713) 547-2081
                  (713) 236-5699 (facsimile)

or to such other address as the addressee may have specified in a notice duly given to the sender as provided in this Agreement. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, transmitted by facsimile, telegraphed, or mailed, as the case may be.

         10.6 Georgia Law to Govern. THIS AGREEMENT SHALL BE GOVERNED BY AND
              ---------------------
INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

         10.7 No Benefit to Others. The representations, warranties, covenants,
              --------------------
and agreements contained in this Agreement are for the sole benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors, and assigns, and nothing contained in this Agreement or the other Purchase Documents shall be construed as conferring any rights on any other persons.

         10.8 Headings, Gender and Certain Terms. All section headings contained
              ----------------------------------
in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" in this Agreement shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. The "knowledge" of a person shall include the current actual awareness of such person, such person's officers charged with the responsibility for the matters qualified by the use of the term "knowledge" and such matters as would be revealed by a review of such person's records. The term "including" shall be deemed to mean "including, but not limited to."

         10.9 Schedules and Exhibits. All exhibits and schedules referred to in
              ----------------------
this Agreement are incorporated in this Agreement by reference and are intended to be and by this reference are specifically made a part of this Agreement.

         10.10 Severability. The invalidity or unenforceability of any provision
               ------------
of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.11 Counterparts. This Agreement may be executed in any number of
               ------------
counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         10.12 Assistance of Counsel. The Seller Parties on one hand, and the
               ---------------------
Purchaser and the Parent on the other hand, acknowledge that they have had the assistance of counsel in negotiating and preparing the terms of this Agreement; therefore, this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

         10.13 Time of the Essence. Time is of the essence of this Agreement.
               -------------------

         10.14 Actions and Proceedings. The Seller Parties consent to the
               -----------------------
exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States District Court for any District of Georgia in any action or judicial proceeding brought to enforce, construe or interpret this Agreement or the other Purchase Documents. The Seller Parties agree that any forum other than the State of Georgia is an inconvenient forum and that a suit (or non-compulsory counterclaim) brought by the Seller Parties against the Purchaser, the Parent, or any member of the Purchaser Indemnitees in a court of any state other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

         10.15 Execution by Facsimile. Any party may deliver an executed copy of
               ----------------------
this Agreement and any documents contemplated by this Agreement by facsimile transmission to another party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

         10.16 Confidentiality.
               ---------------

                  10.16.1 The Seller Parties on one hand and the Purchaser and the Parent on the other hand shall hold in confidence all Confidential Information (as defined in Section 10.16.2) about the other and shall not make any copies of, distribute, or use any such Confidential Information except as necessary to prepare for the completion of the contemplated transactions. After the Closing, neither the Seller Parties on one hand nor the Purchaser and the Parent on the other hand shall make any unauthorized disclosure of Confidential Information about the other. Each such party, upon the first request in writing from the other, shall return to the other all Confidential Information in its possession, without retaining any copies of it. Notwithstanding the foregoing, any party may disclose Confidential Information to the extent disclosure is mandated by the legal requirements of such party, the Nasdaq Stock Market, or the SEC, as well as to professional advisors, directors and senior executives as necessary. This Agreement may also be disclosed to third parties if reasonably necessary to secure consents or approvals to consummate the contemplated transactions. The parties will cooperate to draft a press release for the announcement of this Agreement as soon as possible after the execution of this Agreement by all parties.

                  10.16.2 As used in this Section 10.16, "Confidential Information" means all information relating to the Business, the Purchaser's business (current or future), any Affiliate of the Purchaser, which information is reasonably regarded as confidential or being information not in the public domain including, without limitation: all Inventions (as defined in this Section); technical data; research and development information; business records, information and notes; products; "know-how"; Trade Secrets (as defined in this Section); engineering or other data; designs, specifications, processes and formulae; manufacturing or planning procedures, techniques or information; marketing plans, strategies and forecasts; business and product development plans, strategies and forecasts; financial statements, budgets, prices, costs and financial projections; accounting procedures or financial information; names and details of consumers, customers, suppliers and agents; employee details. "Trade Secrets" means any information of the Seller Parties, the Purchaser or an Affiliate of any of them (including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers) which
(x) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (y) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "Invention" means any invention, drawing, design, model, contrivance, structure, specification, improvement, discovery, creation, idea, concept, formula, process and other work or contribution however developed, created, made discovered or conceived, and whether or not patented or patentable (whether by renewal or otherwise), protected by copyright, or otherwise protected or capable of protection by law anywhere.

         10.17 No Public Announcements. Except as provided in Section 10.16.1,
               -----------------------
without the prior written consent of the other parties, neither the Seller Parties on one hand, nor the Purchaser and the parent on the other hand, shall make any press release or other public disclosure, or make any statement to any customer, supplier, employee, or other person with regard to the contemplated transactions.

         10.18 Termination. This Agreement may be terminated as follows:
               -----------

                  (a) at any time by mutual written consent of the Purchaser, the Parent, and the Seller Parties;

                  (b) by either the Purchaser and the Parent on one hand, or the Seller Parties on the other hand, by giving written notice to the other parties at any time before Closing if such other party has breached any material representation, warranty, or covenant in this Agreement in any material respect; or

                  (c) by either the Purchaser and the Parent on one hand, or the Seller Parties on the other hand, for any reason after October 31, 2001 by giving written notice to the other party.

         10.19 Resolution of Certain Disputes. The parties agree that any and
               ------------------------------
all claims, controversies, or disputes between them that arise under Section 8.3.1, Article 9, and the Escrow Agreement ("Special Claims") shall be addressed by them solely and exclusively in the following manner:

                  10.19.1 First, the parties shall consider participating in a confidential mediation, although they are not required to mediate any Special Claims arising between them. If the parties agree to mediate a Special Claim, but are unable to agree on the selection of the mediator, either party may contact the American Arbitration Association (the "AAA"), which shall appoint a mediator. The parties shall share all costs of the mediation equally. Unless the parties otherwise agree in writing, the mediation shall be held in Atlanta, Georgia. Both parties may be represented at the mediation by legal counsel, and each party shall have present at the mediation one or more representatives who have full authority to bind the party to any resolution or settlement that may be mediated.

                  10.19.2 Second, if the Special Claim is not resolved at a mediation or if no mediation is held, the Special Claim shall be conclusively resolved through a binding arbitration conducted in accordance with the AAA's Commercial Arbitration Rules. A final judgment upon the award that is rendered by the arbitrators may be entered by any court with jurisdiction. Unless the parties agree in writing to a different site, the arbitration hearing shall be held in Atlanta, Georgia, before a panel of three independent arbitrators. The parties shall select all arbitrators for this panel, which may include individuals who are not licensed attorneys. If within 30 days from the date that an arbitration proceeding is initiated, however, the parties cannot reach agreement as to any of the arbitrators to serve on the panel, the arbitrators who are needed to complete the panel shall be appointed by the AAA under its applicable rules. The costs of the arbitrators and all of the legal fees incurred as a result of the arbitration proceeding shall be awarded to the prevailing party as determined by the arbitrators.

                  10.19.3 Third, in any arbitration proceeding that is initiated as provided in this Section 10.19, the parties agree that: the substantive law of Georgia shall govern their disputes and each party shall be permitted to obtain all of the following discovery, at a minimum, before the final hearing is held: (a) three depositions of fact witnesses, (b) depositions of all designated expert witnesses, (c) one set of written discovery requests (one set each of interrogatories, requests for production and requests for admission) and (c) disclosure of the full identity all fact witnesses who have any personal knowledge of facts relevant to their disputes. The parties intend to limit discovery to the specific parameters set forth above unless they later agree in writing to permit additional discovery or the panel determines that some additional discovery is warranted.

                  10.19.4 Nothing contained in these dispute resolution provisions shall preclude either of the parties from seeking injunctive relief from a state or federal court located in Atlanta, Georgia for the sole purpose of enforcing the terms of this Agreement or any other Purchase Document, or of the specific duties, obligations or rights that are created by this Agreement or any other Purchase Document.

                         [Signatures begin on next page]

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Asset Purchase Agreement on the date first written above:

                                   The "Parent"

                                   The InterCept Group, Inc., a Georgia
                                      corporation

                                   By: /s/ Scott R. Meyerhoff
                                      -----------------------------------------
                                       Scott R. Meyerhoff, Senior Vice President
                                       and Chief Financial Officer


                                   The "Purchaser"
                                   InterCept Output Solutions, LP, a Texas
                                      limited partnership

                                   By: InterCept TX I, LLC, its
                                            general partner, a Georgia
                                            limited liability corporation


                                            By: /s/ Scott R. Meyerhoff
                                               --------------------------------
                                            Name:  Scott R. Meyerhoff
                                            Title: Chief Financial Officer

                                   The "Seller Parties"
                                   HSI Holdings, Inc., a Nevada corporation


                                   By: /s/ George V. Shaw, III
                                      -----------------------------------------
                                      Name:  George V. Shaw, III
                                      Title: President

                                   HSI Properties, Ltd., a Texas limited
                                       partnership

                                   By: Holmes & Shaw General, Inc., its
                                                general partner, a Nevada
                                                corporation

                                            By: /s/ George V. Shaw, III
                                               --------------------------------
                                                Name:  George V. Shaw, III
                                                Title: President



                                            /s/ George V. Shaw, III
                                   --------------------------------------------
                                   George V. Shaw, III, personally


                                   Holmes & Shaw General, Inc., a Nevada
                                      corporation

                                   By:      /s/ George V. Shaw, III
                                      -----------------------------------------
                                        Name:  George V. Shaw, III
                                        Title: President


                                   Holmes & Shaw Limited, Inc., a Nevada
                                      corporation

                                   By:      George V. Shaw, III
                                      -----------------------------------------
                                        Name:  George V. Shaw, III
                                        Title: President

                                    Superior Forms, Ltd., a Texas limited
                                        partnership

                                    By: Vincent Investment Company, Inc., its
                                          general partner, a Texas corporation


                                          By: /s/ George V. Shaw, III
                                              ---------------------------------
                                                 Name:  George V. Shaw, III
                                                 Title:  President



                                    Vincent Investment Company, Inc., a Texas
                                          corporation

                                    By:  /s/ George V. Shaw, III
                                       -----------------------------------------
                                         Name:  George V. Shaw III
                                         Title: President